Exhibit 99.3
FOR IMMEDIATE RELEASE

Navidea Biopharmaceuticals Closes $30 Million Loan with Oxford Finance, LLC

DUBLIN, OHIO - March 6, 2014 – Navidea Biopharmaceuticals, Inc. (NYSE MKT: NAVB), a biopharmaceutical company focused on precision diagnostic radiopharmaceuticals, today announced that it has closed a $30 million non-dilutive loan transaction with Oxford Finance LLC (“Oxford”). The loan funds will be used to support Lymphoseek® commercialization activities, advance the Company’s clinical pipeline, accelerate certain development programs, repay certain of the Company’s existing outstanding indebtedness and provide for other general corporate purposes. Navidea believes the Oxford loan provides enhanced working capital with no balance sheet restrictions or covenants, lowers the interest rate and lengthens the interest-only period on the Company’s debt, and augments the Company’s financial flexibility at a critical time in its growth.

“The agreement with Oxford Finance is very timely, providing capital that enables us to continue to pursue important opportunities, first and foremost Lymphoseek growth, and which can be deployed against a number of newer initiatives with our pipeline programs, including accelerated efforts with NAV4694 in patients with mild cognitive impairment and with our Manocept™ platform,” stated Mark Pykett, Navidea Chief Executive Officer.

The funding of $30 million, which closed on March 4, 2014, is in the form of five-year senior secured term loan facility and bears interest at a coupon rate of 8.50%. The Note includes an initial interest-only period of one year, extendable to three years on achievement of certain milestones. In addition, Navidea issued Oxford warrants for the purchase of 391,000 shares of common stock at an exercise price of $1.92 per share. In connection with the Oxford financing, the Company also announced certain amendments to the Company’s existing line of credit currently in place with Platinum-Montaur Life Sciences LLC that allow this facility to remain in place under its current terms in a subordinated role to the Oxford Note.

“We are pleased to have executed this loan transaction with Oxford Finance, a valuable partner and leading provider of non-dilutive capital to the healthcare industry,” commented Brent Larson, Navidea’s Executive Vice President and Chief Financial Officer. “This loan offers us a facility with a lower interest rate and provides us with greater access to the capital resources already on our balance sheet.”

“Navidea has an impressive portfolio of precision diagnostics aimed at aiding patients and their physicians who are seeking accurate diagnosis,” said Christopher A. Herr, Managing Director for Oxford Finance. “We are pleased to offer financial support to a company such as Navidea as it grows its product revenues and advances more innovative products to market.”

About Oxford Finance LLC

Oxford Finance is a specialty finance firm providing senior secured loans to public and private life science and healthcare services companies worldwide. For over 20 years, Oxford has delivered flexible financing solutions to its clients, enabling these companies to maximize their equity by leveraging their assets. In recent years, Oxford has originated over $2 billion in loans, with lines of credit ranging from $500 thousand to $50 million. Oxford is headquartered in Alexandria, Virginia, with additional offices in California, Illinois, Massachusetts and North Carolina. For more information visit www.oxfordfinance.com.

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NAVIDEA BIOPHARMACEUTICALS

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About Navidea Biopharmaceuticals Inc.

Navidea Biopharmaceuticals, Inc. (NYSE MKT: NAVB) is a biopharmaceutical company focused on the development and commercialization of precision diagnostics and radiopharmaceutical agents. Navidea is developing multiple precision diagnostic products and platforms including NAV4694, NAV5001, Manocept™ and NAV1800 (RIGScan™), to help identify the sites and pathways of undetected disease and enable better diagnostic accuracy, clinical decision-making and, ultimately, patient care. Lymphoseek® (technetium 99m tilmanocept) Injection, Navidea’s first commercial product from the Manocept platform, was approved by the FDA in March 2013. Navidea’s strategy is to deliver superior growth and shareholder return by bringing to market novel radiopharmaceutical agents and advancing the Company’s pipeline through selective acquisitions, global partnering and commercialization efforts. For more information, please visit www.navidea.com.

The Private Securities Litigation Reform Act of 1995 (the Act) provides a safe harbor for forward-looking statements made by or on behalf of the Company. Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company’s products are forward-looking statements within the meaning of the Act. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company’s most recent Annual Report on Form 10-K and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

Source: Navidea Biopharmaceuticals, Inc.

Navidea Biopharmaceuticals

Brent Larson, 614-822-2330

Executive VP & CFO

or

Sharon Correia, 978-655-2686

Associate Director, Corporate Communications

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